Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Mike Trask
(702) 532-7995	(702) 532-7451
mcarlotti@ballytech.com	mtrask@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS ADJUSTED EPS OF $1.06 AND GAAP DILUTED EPS OF $0.54 FOR THE SECOND QUARTER OF FISCAL 2014

•                  SYSTEMS REVENUE SETS A QUARTERLY RECORD FOR THE FOURTH CONSECUTIVE QUARTER OF $85 MILLION, UP 51 PERCENT FROM PRIOR YEAR

•                  INITIATES  COMBINED FISCAL 2014 ADJUSTED EPS GUIDANCE OF $4.30 TO $4.50

•                  SHFL INTEGRATION-RELATED COST SYNERGIES EXPECTED TO BE AT LEAST $40 MILLION

LAS VEGAS, February 6, 2014 — Bally Technologies, Inc. (NYSE: BYI) (“Bally” or the “Company”), a leader in gaming machines, table-game products, casino-management systems, interactive applications, and networked and server-based systems for the global gaming industry, today announced record quarterly revenue of $285 million and Adjusted EPS of $1.06 for the three months ended December 31, 2013, inclusive of a $0.02 loss per share from unfavorable foreign currency movements.  Diluted earnings per share (“GAAP Diluted EPS”) was $0.54 for the three months ended December 31, 2013.  Second quarter fiscal 2014 results include 37 days of operations from SHFL entertainment, Inc. (“SHFL”).

“Our second quarter fiscal 2014 was transformative in many respects,” said Ramesh Srinivasan, the Company’s President and Chief Executive Officer.  “We successfully closed the acquisition of SHFL ahead of schedule and the ongoing integration process is moving forward smoothly.  We have integrated our sales, services and product development teams while simultaneously continuing to execute well on our core businesses as evidenced in our second quarter results.  Customer response across the globe to the integration, including the combined product roadmaps, has been positive.  While more work remains to be done, we are off to a terrific start and are tracking ahead of our synergy targets.  We believe that Bally is now well-positioned to continue industry-leading innovation and growth.”

“Revenues that are recurring in nature set a quarterly record and accounted for approximately 51 percent of total revenue during the quarter,” said Neil Davidson, the Company’s Chief Financial Officer.  “As we make progress on the integration process and continue to identify incremental synergy opportunities, we now expect cost synergies to be at least $40 million on an annualized run-rate basis by the end of calendar 2014.  Now that the acquisition has closed, we are thoughtfully allocating free cash flow towards the repayment of our debt with a goal of achieving a leverage ratio of approximately 3.0 times within the next two years.  In fact, we have already paid down $58 million of debt since the acquisition closed.”

Second Quarter Fiscal Year 2014 Highlights

	Three Months Ended December 31,				Six Months Ended December 31,
	2013 (3)	% Rev	2012	% Rev	2013 (3)	% Rev	2012	% Rev
	(dollars in millions, except per share amounts)
Revenues:
Electronic Gaming Machines (“EGM”)	$88.1	31%	$82.6	35%	$159.4	30%	$165.3	35%
Gaming Operations	97.3	34%	99.0	41%	199.2	37%	200.2	42%
Systems	85.5	30%	56.7	24%	161.6	30%	108.0	23%
Table Products	14.3	5%	—	—	14.3	3%	—	—
Total revenues	$285.2	100%	$238.3	100%	$534.5	100%	$473.5	100%

Gross Margin: (1)
EGM	$42.1	48%	$43.9	53%	$78.1	49%	$83.1	50%
Gaming Operations	67.8	70%	69.7	70%	139.1	70%	139.8	70%
Systems	61.3	72%	43.2	76%	118.2	73%	82.7	76%
Table Products	8.7	61%	—	—	8.7	61%	—	—
Total gross margin	$179.9	63%	$156.8	66%	$344.1	64%	$305.6	65%

Selling, general and administrative	$91.0	32%	$67.9	28%	$163.4	31%	$132.4	28%
Research and development costs	32.7	11%	26.6	11%	62.2	12%	51.7	11%
Depreciation and amortization	11.7	4%	5.7	3%	17.0	3%	11.3	3%
Operating income	$44.5	16%	$56.6	24%	$101.5	19%	$110.2	23%
GAAP Diluted EPS	$0.54		$0.80		$1.51		$1.57

Non-GAAP Measures: (2)
Adjusted Operating Income	$75.9	27%	$56.6	24%	$138.1	26%	$110.2	23%
Adjusted EBITDA	$102.2	36%	$81.1	34%	$188.9	35%	$159.9	34%
Adjusted EPS	$1.06		$0.80		$2.02		$1.57

(1)         Gross Margin excludes amortization related to intangible assets which are included in depreciation and amortization.

(2)        Adjusted Operating Income, Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including share-based compensation and acquisition-related costs) and Adjusted EPS are Non-GAAP financial measures.  A reconciliation between GAAP and Non-GAAP measures can be found at the end of this press release.

(3)         Results for the three and six months ended December 31, 2013 include 37 days of operations from SHFL.

	Three Months Ended December 31,				Six Months Ended December 31,
	2013		2012		2013		2012
	Units Sold	Average Selling Price (“ASP”)	Units Sold	ASP	Units Sold	ASP	Units Sold	ASP
Operating Statistics
New EGM (1)	5,152	$15,936	4,565	$16,553	9,147	$16,098	9,173	$16,704
Utility	138	$16,958	NA	NA	138	$16,958	NA	NA
Proprietary Table Games (“PTG”)	—	NA	NA	NA	—	NA	NA	NA

(1)         Includes 90 Electronic Table System (“ETS”) seats sold during the three and six months ended December 31, 2013.

	As of December 31,
	2013	2012
End-of-period installed base:
Linked progressive systems	2,538	2,230
Rental and daily-fee games	16,844	14,692
Lottery systems (1)	12,707	12,222
Centrally determined systems	30,763	37,120
Utility	8,833	NA
PTG	3,011	NA
Table game progressive units, table side bets and add-ons	5,199	NA

(1)         Excludes 646 and 620 third-party ETS seats operating as of December 31, 2013 and 2012, respectively.

Highlights of Certain Results for the Three Months Ended December 31, 2013

Overall

•                  Total revenue increased 20 percent to a quarterly record $285 million as compared with $238 million last year.

•                  Adjusted EBITDA increased 26 percent to a quarterly record $102 million as compared with $81 million last year.

•                  Selling, general and administrative expenses (“SG&A”) increased to 32 percent of total revenues from 28 percent last year, primarily driven by $22 million of one-time costs associated with the acquisition of SHFL.  After adjusting for these one-time costs, SG&A was 24 percent of total revenues in the current period down from 28 percent last year.

•                  Research and development expenses (“R&D”) remained constant at 11 percent of total revenue.

•                  Operating income decreased 21 percent to $45 million as compared with $57 million last year.  Adjusted Operating Income increased by 34 percent to a record $76 million.  Adjusted operating margin increased to a record 27 percent from 24 percent last year.

•                  GAAP Diluted EPS was $0.54 as compared with $0.80 last year.  Adjusted EPS increased 35 percent to a quarterly record $1.06 from $0.80 last year.

Electronic Gaming Machines

•                  Revenues increased 7 percent to $88 million as compared with $83 million last year, driven by the shipment of 1,025 units into the Illinois Video Gaming Terminal (“VGT”) market, 587 Equinox units and 90 ETS seats partially offset by the absence of 568 Canadian VLT units sold in the prior year period.

•                  ASP of new electronic gaming devices decreased 4 percent to $15,936 per unit from $16,553 last year, primarily as a result of mix and lower ASPs in certain international jurisdictions.

•                  New unit sales to international customers were 29 percent of total new unit shipments.

•                  Gross margin decreased to 48 percent from 53 percent last year, primarily driven by $3 million of inventory related charges that are included in acquisition-related costs.  After adjusting for these costs, gross margin was 51 percent.  Gross margin in the second quarter of fiscal 2013 benefitted from the exercise of a lease buyout.

Gaming Operations

•                  Revenues decreased 2 percent to $97 million as compared with $99 million last year, driven by lower yields on certain variable fee games, offset by a 9 percent increase in the installed base of WAP games, stronger yields in lottery systems and the inclusion of 2,985 leased SHFL ETS seats and EGMs.

•                  Gross margin remained constant at 70 percent.

Systems

•                  Revenues increased 51 percent to an all-time record $85 million as compared with $57 million last year.

•                  Maintenance revenues increased 6 percent to $25 million as compared with $23 million last year.

•                  Gross margin decreased to 72 percent from 76 percent last year, primarily as a result of the change in mix of products.  Specifically, hardware sales were 38 percent of systems revenues, and software and service sales were 33 percent, as compared to 27 percent for hardware sales and 32 percent for software and services sales in the same period last year.

Table Products

•                  Revenues were $14 million, with Utility revenue of $9 million and PTG revenue of $6 million.

•                  Gross margin was 61 percent.  Gross margin was impacted by $1 million of inventory related charges that are included in acquisition-related costs.  After adjusting for these costs gross margin was 71 percent.

Highlights of Certain Results for the Six Months Ended December 31, 2013

Overall

•                  Total revenue increased 13 percent to a record $535 million as compared with $473 million last year.

•                  Adjusted EBITDA increased 18 percent to a record $189 million as compared with $160 million last year.

•                  SG&A increased to 31 percent of total revenues from 28 percent last year, primarily driven by $27 million of one-time costs associated with the acquisition of SHFL.  After adjusting for these one-time costs, SG&A was 26 percent of total revenues in the current period down from 28 percent last year.

•                  R&D increased to 12 percent of total revenues from 11 percent last year.

•                  Operating income decreased 8 percent to $102 million as compared with $110 million last year.  Adjusted Operating Income increased 25 percent to a record $138 million.  Adjusted operating margin increased to 26 percent from 23 percent last year.

•                  GAAP Diluted EPS was $1.51 as compared with $1.57 last year.   Adjusted EPS increased 31 percent to a record $2.02 from $1.57 last year.

Electronic Gaming Machines

•                  Revenues decreased 4 percent to $159 million as compared with $165 million last year, driven by the shipment of 1,481 units into the Illinois VGT market, 587 Equinox units and 90 ETS seats offset by the absence of 1,238 Canadian VLT units sold in the prior year period.

•                  ASP of new gaming devices decreased 4 percent to $16,098 per unit from $16,704 last year, primarily as a result of mix and lower ASPs in certain international jurisdictions.

•                  New unit sales to international customers were 25 percent of total new unit shipments.

•                  Gross margin decreased to 49 percent from 50 percent last year, primarily driven by $3 million of inventory charges that are included in acquisition-related costs.  After adjusting for these costs, gross margin was 51 percent.

Gaming Operations

•                  Revenues decreased slightly to $199 million as compared with $200 million last year, driven by lower yields on certain variable fee games, offset by a 9 percent increase in the installed base of WAP games, stronger yields in lottery systems and the inclusion of 2,985 leased SHFL ETS seats and EGMs.

•                  Gross margin remained constant at 70 percent.

Systems

•                  Revenues increased 50 percent to a record $162 million as compared with $108 million last year.

•                  Maintenance revenues increased 13 percent to a record $50 million as compared with $44 million last year.

•                  Gross margin decreased to 73 percent from 76 percent last year, primarily as a result of the change in mix of products. Specifically, hardware sales were 35 percent of systems revenues, and software and service sales were 34 percent, as compared to 26 percent for hardware sales and 33 percent for software and services sales in the same period last year.

Table Products

•                  Revenues were $14 million, with Utility revenue of $9 million and PTG revenue of $6 million.

•                  Gross margin was 61 percent.  Gross margin was impacted by $1 million of inventory charges that are included in acquisition-related costs.  After adjusting for these costs gross margin was 71 percent.

Fiscal 2014 Business Update

As a result of completing the SHFL acquisition on November 25, 2013, the Company initiated full-year fiscal 2014 guidance for Adjusted EPS with a range of $4.30 to $4.50.  Adjusted EPS will be calculated in accordance with the table included in this press release.  The range also excludes current and expected losses from unfavorable foreign currency movements.  For clarity, this guidance includes $2.05 per share of results for the six months ended December 31, 2013 which is comprised of Adjusted EPS of $2.02 plus an add-back of $0.03 per share loss from unfavorable foreign currency movements incurred during the first six months of fiscal 2014.  This results in a range of Adjusted EPS expected for the remaining six months of fiscal 2014 of $2.25 to $2.45.

The Company expects amortization resulting from purchased intangibles to approximate $0.22 per share per quarter in the remainder of fiscal 2014 and expects interest expense to approximate $0.35 per share per quarter, of which $0.28 per share is incremental as a result of the SHFL acquisition.

The Company also increased its estimate for SHFL integration-related cost synergies to be realized on an annualized run-rate basis by the end of calendar 2014 from at least $30 million to at least $40 million per year.

The Company has provided this range of earnings guidance for fiscal 2014 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital market conditions, the market for gaming devices and systems, changes in gaming legislation, the timing of new jurisdictions and casino openings, the timing and completion of new systems installations, competitive product introductions, complex revenue recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company does not intend and undertakes no obligation to update its forward-looking statements, including forecasts, potential opportunities for growth in new and existing markets, and future prospects for proposed new products.  Accordingly, the Company does not intend to update guidance during the quarter.  Additional information about the factors that could potentially affect the Company’s financial results included in today’s press release can be found in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income attributable to Bally Technologies, Inc., as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions)
Net income attributable to Bally Technologies, Inc.	$21.2	$33.1	$59.0	$65.6
Interest expense, net	9.3	3.2	11.3	6.6
Income tax expense	12.1	19.4	28.3	37.8
Depreciation and amortization (“D&A”)	30.0	22.3	52.1	43.7
Share-based compensation	3.7	3.1	7.1	6.2
Acquisition-related costs	25.9	—	31.1	—
Adjusted EBITDA	$102.2	$81.1	$188.9	$159.9

Adjusted EBITDA is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

The following tables reconcile the Company’s GAAP to Non-GAAP Financial Measures:

Three Months Ended December 31, 2013

		Gross	SG&A		Operating	Net
	Revenues	Margin (1)	Expenses	D&A	Income	Income (2)	EPS

GAAP Measures	$285.2	$179.9	$91.0	$11.7	$44.5	$21.2	$0.54
GAAP %		63%	32%		16%
Amortization of purchased intangibles	—	—	—	(5.5)	5.5	3.6	0.09
Acquisition-related costs	—	4.2	(21.7)	—	25.9	16.7	0.43
Total adjustments	—	4.2	(21.7)	(5.5)	31.4	20.3	0.52
Adjusted Non-GAAP Measures	$285.2	$184.1	$69.3	$6.2	$75.9	$41.5	$1.06
Adjusted %		65%	24%		27%

(1)         Gross Margin excludes amortization related to intangible assets which are included in depreciation and amortization.

(2)         Adjustments tax effected at 35.5%.

Six Months Ended December 31, 2013

		Gross	SG&A		Operating	Net
	Revenues	Margin (1)	Expenses	D&A	Income	Income (2)	EPS

GAAP Measures	$534.5	$344.1	$163.4	$17.0	$101.5	$59.0	$1.51
GAAP %		64%	31%		19%
Amortization of purchased intangibles	—	—	—	(5.5)	5.5	3.6	0.09
Acquisition-related costs	—	4.2	(26.9)	—	31.1	20.0	0.51
IRS audit one-time benefit	—	—	—	—	—	(3.6)	(0.09)
Total adjustments	—	4.2	(26.9)	(5.5)	36.6	20.0	0.51
Adjusted Non-GAAP Measures	$534.5	$348.3	$136.5	$11.5	$138.1	$79.0	$2.02
Adjusted %		65%	26%		26%

(1)         Gross Margin excludes amortization related to intangible assets which are included in depreciation and amortization.

(2)         Adjustments tax effected at 35.5%, except there is no tax effect on the IRS audit one-time benefit.

Adjusted EPS and other such adjusted measures are supplemental non-GAAP financial measures that the Company’s management believes more accurately reflects the Company’s operating results for the periods presented.  Adjusted measures should not be considered an alternative to GAAP measures as determined in accordance with GAAP.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EST (1:30 p.m. PST). The conference-call dial-in number is 866-524-3160 or 412-317-6760 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at BallyTech.com until March 6, 2014.

About Bally Technologies, Inc.

Founded in 1932, Bally Technologies (NYSE: BYI) provides the global gaming industry with innovative games, table game products, systems, mobile, and iGaming solutions that drive revenue and provide operating efficiencies for gaming operators.  For more information, please contact Laura Olson-Reyes, Senior Director, Marketing & Corporate Communications, at 702-584-7742, or visit http://www.ballytech.com.  Connect with Bally on Facebook, Twitter, YouTube, LinkedIn and Pinterest.

This press release may contain “forward looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward looking statements are reasonable, future results may differ materially from those expressed in any forward looking statements. The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$177,398	$139,323	$324,785	$273,334
Product lease, operation and royalty	107,795	99,016	209,697	200,156
	285,193	238,339	534,482	473,490
Costs and expenses:
Cost of gaming equipment and systems (1)	72,916	52,205	127,422	107,559
Cost of product lease, operation and royalty(1)	32,365	29,335	62,984	60,328
Selling, general and administrative	90,986	67,852	163,413	132,368
Research and development costs	32,709	26,599	62,213	51,694
Depreciation and amortization	11,672	5,687	16,937	11,291
	240,648	181,678	432,969	363,240
Operating income	44,545	56,661	101,513	110,250
Other income (expense):
Interest income	2,489	1,403	4,970	2,547
Interest expense	(11,795)	(4,538)	(16,222)	(9,155)
Other, net	(1,209)	(1,059)	(2,109)	(1,802)
Income from operations before income taxes	34,030	52,467	88,152	101,840
Income tax expense	(12,105)	(19,389)	(28,277)	(37,818)
Net income	21,925	33,078	59,875	64,022
Less net income (loss) attributable to noncontrolling interests	714	(48)	880	(1,636)
Net income attributable to Bally Technologies, Inc.	$21,211	$33,126	$58,995	$65,658

Basic and Diluted earnings per share attributable to Bally Technologies, Inc.:
Basic earnings per share	$0.55	$0.82	$1.53	$1.62
Diluted earnings per share	$0.54	$0.80	$1.51	$1.57

Weighted average shares outstanding:
Basic	38,502	40,399	38,441	40,633
Diluted	39,189	41,494	39,140	41,805

(1)         Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets, which are included in depreciation and amortization.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND JUNE 30, 2013

	December 31, 2013	June 30, 2013
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$108,588	$63,220
Restricted cash	13,895	12,939
Accounts and notes receivable, net of allowances for doubtful accounts of $15,277 and $14,813	280,900	248,497
Inventories	98,737	68,407
Prepaid and refundable income tax	45,800	21,845
Deferred income tax assets	49,286	38,305
Deferred cost of revenue	17,966	22,417
Prepaid assets	20,936	14,527
Other current assets	5,403	2,920
Total current assets	641,511	493,077
Restricted long-term investments	17,021	14,786
Long-term accounts and notes receivables, net of allowances for doubtful accounts of $1,629 and $1,764	69,641	65,456
Property, plant and equipment, net of accumulated depreciation of $66,744 and $60,556	66,453	35,097
Leased gaming equipment, net of accumulated depreciation of $230,138 and $209,680	138,144	113,751
Goodwill	990,083	172,162
Intangible assets, net	529,226	25,076
Deferred income tax assets	4,374	17,944
Income tax receivable	1,811	1,837
Deferred cost of revenue	11,404	12,105
Other assets, net	58,138	27,974
Total assets	$2,527,806	$979,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,457	$25,863
Accrued and other liabilities	103,253	91,127
Jackpot liabilities	12,365	11,731
Deferred revenue	48,706	62,254
Income tax payable	5,572	11,345
Current maturities of long-term debt	39,305	24,615
Total current liabilities	237,658	226,935
Long-term debt, net of current maturities	1,900,935	580,000
Deferred revenue	29,081	23,696
Other income tax liability	12,679	12,658
Deferred income tax	134,143	171
Other liabilities	22,662	16,633
Total liabilities	2,337,158	860,093
Commitments and contingencies
Stockholders’ equity:
Common stock, $.10 par value; 100,000,000 shares authorized; 65,642,000 and 65,318,000 shares issued and 39,097,000 and 38,855,000 outstanding	6,555	6,523
Treasury stock at cost, 26,545,000 and 26,463,000 shares	(1,084,060)	(1,058,381)
Additional paid-in capital	578,161	535,759
Accumulated other comprehensive loss	(15,846)	(10,692)
Retained earnings	705,334	646,339
Total Bally Technologies, Inc. stockholders’ equity	190,144	119,548
Noncontrolling interests	504	(376)
Total stockholders’ equity	190,648	119,172
Total liabilities and stockholders’ equity	$2,527,806	$979,265